<Date stamp for the Secretary of State for the State of Nevada dated April 9,
1999 appears here>


                      ARTICLES OF MERGER FOR
                WORLDWIDE WIRELESS NETWORKS, INC.,
                       A NEVADA CORPORATION

     Pursuant to the provisions of Section 92A.200 of the Nevada Revised Statutes, Worldwide Wireless Networks, Inc., a Nevada corporation (the "Corporation"), hereby adopts and files the following Articles of Merger as the surviving corporation to the merger of Pacific Link Internet, Inc., a California corporation ("Pacific"), with and into the Corporation:

     FIRST: The name and place of incorporation of each corporation which is a party to this merger is as follows:

     Name                                       Place of Incorporation
     ----                                       ----------------------
     Worldwide Wireless Networks, Inc.          Nevada
     Pacific Link Internet, Inc.                California

     SECOND: The Agreement and Plan of Merger (the "Plan") governing the merger between the Corporation and Pacific, has been adopted by the Board of Directors of the Corporation and Pacific.

     THIRD: The approval of the shareholders of the Corporation and Pacific was required to effectuate the merger. The number of shares of stock outstanding in each of the corporations (and the number of votes entitled to be cast) as of the date of the adoption of the Plan was as follows:

Entity                         Type of Shares   Number of Shares Outstanding
- ------                       --------------   ----------------------------
Worldwide Wireless
Networks, Inc.                 Common           999,997

Pacific Link Internet, Inc.    Common           500,000

     The number of shares of stock of each corporation which voted for and against the Plan was as follows:

Entity                                 Type of Shares    For       Against
Worldwide Wireless Networks, Inc.      Common            580,000   0
Pacific Link Internet, Inc.            Common            500,000   0

FOURTH: The number of votes cast for the Plan by each voting group entitled to vote was sufficient for approval of the merger by each such voting group.

FIFTH: Following the merger Article IV to the Articles of Incorporation of the surviving corporation shall be amended as follows:

Delete Article IV in its entirety and substitute in its place the following:

                            ARTICLE IV

     The amount of the total authorized capital stock of the Corporation is 50,000,000 shares of common stock, par value $.001 per share. Each share of common stock shall have one (1) vote. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the full paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Said stock shall not be subject to assessment to pay the debts of the Corporation, and no paid-up stock and no stock issued as fully paid, shall ever be assessed or assessable by the Corporation.

     The Corporation is authorized to issue 50,000,000 shares of common stock, par value $.001 per share.

     SIXTH: The complete executed Plan is on file at the registered office or other place of business of the Corporation.

     SEVENTH: A copy of the Plan will be furnished by the Corporation, on request and without cost, to any shareholder of either corporation which is a party to the merger.

      EIGHTH: The merger will be effective upon the filing of the Articles of Merger.

DATED this 9th day of April, 1999.


WORLDWIDE WIRELESS NETWORKS, INC.,
a Nevada corporation


By: /s/ Anita Patterson
        ---------------
        Anita Patterson
        President


By: /s/ John Peters
        -----------
        John Peters
        Secretary/Treasurer


STATE OF UTAH           )
                        : ss.
COUNTY OF SALT LAKE     )

     On the 9th day of April, 1999, personally appeared before me Anita Patterson and John Peters personally known to me or proved to me on the basis of satisfactory evidence, and who, being by me duly sworn, did say that they are the President and Secretary/Treasurer of Worldwide Wireless Networks, Inc., and that said document was signed by them on behalf of said corporation by authority of its bylaws, and said Anita Patterson and John Peters acknowledged to me that said corporation executed the same.



/s/ M. Jeanne Ball
- ----------------
    M. Jeanne Ball
    NOTARY PUBLIC